Exhibit 99.1

red violet Announces Fourth Quarter and Full Year 2024 Financial Results

Fourth Quarter Revenue Increased 30% to a Record $19.6 Million, Producing $6.7 Million of Cash Flow from Operations

Full Year 2024 Revenue Increased 25% to $75.2 Million, Generating GAAP EPS of $0.50

BOCA RATON, Fla. – February 27, 2025 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the fourth quarter and full year ended December 31, 2024.

“We are proud to announce record-breaking financial results for 2024, including record revenue in the fourth quarter, which marks a significant achievement as we defied the historic seasonality we typically experience during that quarter,” stated Derek Dubner, red violet’s CEO. “The market is recognizing what we have known all along—we have built the leading technology platform with superior solutions and unique capabilities that outperform even our larger competitors. Our ability to consistently deliver value to our customers fuels our exceptional growth and profitability, and we remain committed to pushing the boundaries of innovation and penetrating our markets to further expand our leadership. With strong momentum, we are well-positioned for 2025 and beyond.”

Fourth Quarter Financial Results

For the three months ended December 31, 2024 as compared to the three months ended December 31, 2023:

•
Total revenue increased 30% to $19.6 million.
•
Gross profit increased 43% to $13.7 million. Gross margin increased to 70% from 64%.
•
Adjusted gross profit increased 37% to $16.1 million. Adjusted gross margin increased to 82% from 78%.
•
Net income was $0.9 million compared to a net loss of $1.1 million, which resulted in earnings of $0.06 per basic and diluted share. Net income margin was 4% compared to a net loss margin of 7%.
•
Adjusted EBITDA increased 68% to $4.5 million. Adjusted EBITDA margin increased to 23% from 18%.
•
Adjusted net income increased 390% to $1.3 million, which resulted in adjusted earnings of $0.10 and $0.09 per basic and diluted share, respectively.
•
Cash from operating activities increased 59% to $6.7 million.
•
Cash and cash equivalents were $36.5 million as of December 31, 2024.

Full Year Financial Results

For the year ended December 31, 2024 as compared to the year ended December 31, 2023:

•
Total revenue increased 25% to $75.2 million.
•
Gross profit increased 33% to $51.8 million. Gross margin increased to 69% from 65%.
•
Adjusted gross profit increased 30% to $61.2 million. Adjusted gross margin increased to 81% from 78%.
•
Net income was $7.0 million compared to $13.5 million (inclusive of a one-time deferred income tax benefit of $10.3 million in 2023), which resulted in earnings of $0.51 and $0.50 per basic and diluted share, respectively. Net income margin decreased to 9% from 22%.
•
Adjusted EBITDA increased 44% to $23.6 million. Adjusted EBITDA margin increased to 31% from 27%.
•
Adjusted net income increased 42% to $11.5 million, which resulted in adjusted earnings of $0.83 and $0.82 per basic and diluted share, respectively.
•
Cash from operating activities increased 59% to $24.0 million.

Fourth Quarter and Recent Business Highlights

•
Added 183 customers to IDI™ during the fourth quarter, ending the year with 8,926 customers.
•
Added 18,451 users to FOREWARN® during the fourth quarter, ending the year with 303,418 users. Over 525 REALTOR® Associations are now contracted to use FOREWARN.

•
Continued growth in the onboarding of higher-tier customers, with 96 customers contributing over $100,000 of revenue in 2024 compared to 72 customers in 2023.
•
Demonstrating strong operational performance, financial resilience, and a disciplined approach to capital allocation focused on shareholder value, we repurchased 292,744 shares of common stock in 2024 at an average price of $19.81 per share. Additionally, in the fourth quarter, we announced a special cash dividend of $0.30 per share payable February 14, 2025, all while continuing ongoing investments in innovation, infrastructure, and market expansion.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly and full year results and provide a business update. Please click here to pre-register for the conference call and obtain your dial in number and passcode. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required. Following the completion of the conference call, an archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including identity verification, risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our intelligent platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, to ensure safety, and to reduce fraud and the concomitant expense borne by society. For more information, please visit www.redviolet.com.

Company Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com

Investor Relations Contact:

Steven Hooser
Three Part Advisors
214-872-2710
ir@redviolet.com

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and free cash flow ("FCF"). Adjusted EBITDA is a non-GAAP financial measure equal to net income (loss), the most directly comparable financial measure based on US GAAP, excluding interest income, income tax (benefit) expense, depreciation and amortization, share-based compensation expense, litigation costs, and write-off of long-lived assets and others. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income (loss), the most directly comparable financial measure based on US GAAP, excluding share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, and discrete tax items, and including the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment and capitalized costs included in intangible assets.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether we will continue pushing the boundaries of innovation and penetrating our markets to further expand our leadership and whether we are well-positioned for 2025 and beyond. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2023 filed on March 7, 2024, as may be supplemented or amended by the Company's other SEC filings, including the Form 10-K for year ended December 31, 2024 expected to be filed today. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31, 2024	December 31, 2023
ASSETS:
Current assets:
Cash and cash equivalents	$36,504	$32,032
Accounts receivable, net of allowance for doubtful accounts of $188 and $159 as of December 31, 2024 and 2023, respectively	8,061	7,135
Prepaid expenses and other current assets	1,627	1,113
Total current assets	46,192	40,280
Property and equipment, net	545	592
Intangible assets, net	35,997	34,403
Goodwill	5,227	5,227
Right-of-use assets	1,901	2,457
Deferred tax assets	7,496	9,514
Other noncurrent assets	1,173	517
Total assets	$98,531	$92,990
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,127	$1,631
Accrued expenses and other current liabilities	2,881	1,989
Current portion of operating lease liabilities	406	569
Deferred revenue	712	690
Dividend payable	4,181	-
Total current liabilities	10,307	4,879
Noncurrent operating lease liabilities	1,592	1,999
Total liabilities	11,899	6,878
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of December 31, 2024 and 2023	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 13,936,329 and 13,980,274 shares issued, and 13,936,329 and 13,970,846 shares outstanding, as of December 31, 2024 and 2023	14	14
Treasury stock, at cost, 0 and 9,428 shares as of December 31, 2024 and 2023	-	(188)
Additional paid-in capital	87,488	94,159
Accumulated deficit	(870)	(7,873)
Total shareholders' equity	86,632	86,112
Total liabilities and shareholders' equity	$98,531	$92,990

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Year Ended December 31,
	2024	2023
Revenue	$75,189	$60,204
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	13,997	13,069
Sales and marketing expenses	17,835	13,833
General and administrative expenses	25,875	22,446
Depreciation and amortization	9,562	8,352
Total costs and expenses	67,269	57,700
Income from operations	7,920	2,504
Interest income	1,400	1,334
Income before income taxes	9,320	3,838
Income tax expense (benefit)	2,317	(9,691)
Net income	$7,003	$13,529
Earnings per share:
Basic	$0.51	$0.97
Diluted	$0.50	$0.96
Weighted average shares outstanding:
Basic	13,864,797	13,974,125
Diluted	14,125,825	14,134,021

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$606	$462
General and administrative expenses	5,342	4,924
Total	$5,948	$5,386

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,003	$13,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,562	8,352
Share-based compensation expense	5,948	5,386
Write-off of long-lived assets	85	6
Provision for bad debts	342	1,088
Noncash lease expenses	556	576
Deferred income tax expense (benefit)	2,018	(9,801)
Changes in assets and liabilities:
Accounts receivable	(1,268)	(2,688)
Prepaid expenses and other current assets	(514)	(342)
Other noncurrent assets	(656)	84
Accounts payable	496	(598)
Accrued expenses and other current liabilities	936	100
Deferred revenue	22	20
Operating lease liabilities	(570)	(641)
Net cash provided by operating activities	23,960	15,071
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(169)	(122)
Capitalized costs included in intangible assets	(9,398)	(9,024)
Net cash used in investing activities	(9,567)	(9,146)
CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net share settlement of vesting of restricted stock units	(4,068)	(1,992)
Repurchases of common stock	(5,853)	(3,711)
Net cash used in financing activities	(9,921)	(5,703)
Net increase in cash and cash equivalents	$4,472	$222
Cash and cash equivalents at beginning of period	32,032	31,810
Cash and cash equivalents at end of period	$36,504	$32,032
SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$607	$82
Share-based compensation capitalized in intangible assets	$1,627	$1,851
Retirement of treasury stock	$10,065	$5,559
Right-of -use assets obtained in exchange of operating lease liabilities	$-	$1,919
Operating lease liabilities arising from obtaining right-of-use assets	$-	$1,919
Dividend declared not yet paid	$4,181	$-

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF. Adjusted EBITDA is a non-GAAP financial measure equal to net income (loss), the most directly comparable financial measure based on US GAAP, excluding interest income, income tax (benefit) expense, depreciation and amortization, share-based compensation expense, litigation costs, and write-off of long-lived assets and others. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income (loss), the most directly comparable financial measure based on US GAAP, excluding share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, and discrete tax items, and including the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment and capitalized costs included in intangible assets.

The following is a reconciliation of net income (loss), the most directly comparable US GAAP financial measure, to adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
Net income (loss)	$863	$(1,070)	$7,003	$13,529
Interest income	(368)	(387)	(1,400)	(1,334)
Income tax (benefit) expense	(124)	562	2,317	(9,691)
Depreciation and amortization	2,481	2,211	9,562	8,352
Share-based compensation expense	1,496	1,328	5,948	5,386
Litigation costs	117	-	124	49
Write-off of long-lived assets and others	3	19	92	77
Adjusted EBITDA	$4,468	$2,663	$23,646	$16,368
Revenue	$19,565	$15,061	$75,189	$60,204

Net income (loss) margin	4%	(7%)	9%	22%
Adjusted EBITDA margin	23%	18%	31%	27%

The following is a reconciliation of net income (loss), the most directly comparable US GAAP financial measure, to adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except share data)	2024	2023	2024	2023
Net income (loss)	$863	$(1,070)	$7,003	$13,529
Share-based compensation expense	1,496	1,328	5,948	5,386
Amortization of share-based compensation capitalized in intangible assets	299	263	1,152	969
Discrete tax items(1)	-	-	-	(10,272)
Tax effect of adjustments(2)	(1,336)	(251)	(2,587)	(1,526)
Adjusted net income	$1,322	$270	$11,516	$8,086
Earnings per share:
Basic	$0.06	$(0.08)	$0.51	$0.97
Diluted	$0.06	$(0.08)	$0.50	$0.96
Adjusted earnings per share:
Basic	$0.10	$0.02	$0.83	$0.58
Diluted	$0.09	$0.02	$0.82	$0.57
Weighted average shares outstanding:
Basic	13,900,091	13,985,426	13,864,797	13,974,125
Diluted(3)	14,366,545	14,307,797	14,125,825	14,134,021

(1) During the three months ended September 30, 2023, a one-time income tax benefit of $10.3 million was recognized as a result of the release of the valuation allowance previously recorded on our deferred tax asset and cumulative research and development tax credit, which were excluded to calculate the adjusted net income.

(2) The tax effect of adjustments is calculated using the expected federal and state statutory tax rate. The expected federal and state income tax rate was approximately 26.00% for the three and twelve months ended December 31, 2024, and 25.75% for the three and twelve months ended December 31, 2023.

(3) For the three months ended December 31, 2023, diluted weighted average shares outstanding for adjusted diluted earnings per share are calculated by the inclusion of unvested RSUs, which were not included in US GAAP diluted weighted average shares outstanding due to the Company's net loss position for such period.

The following is a reconciliation of gross profit, the most directly comparable US GAAP financial measure, to adjusted gross profit:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
Revenue	$19,565	$15,061	$75,189	$60,204
Cost of revenue (exclusive of depreciation and amortization)	(3,472)	(3,337)	(13,997)	(13,069)
Depreciation and amortization of intangible assets	(2,431)	(2,154)	(9,349)	(8,119)
Gross profit	13,662	9,570	51,843	39,016
Depreciation and amortization of intangible assets	2,431	2,154	9,349	8,119
Adjusted gross profit	$16,093	$11,724	$61,192	$47,135

Gross margin	70%	64%	69%	65%
Adjusted gross margin	82%	78%	81%	78%

The following is a reconciliation of net cash provided by operating activities, the most directly comparable US GAAP measure, to FCF:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$6,691	$4,204	$23,960	$15,071
Less:
Purchase of property and equipment	(17)	(24)	(169)	(122)
Capitalized costs included in intangible assets	(2,280)	(2,103)	(9,398)	(9,024)
Free cash flow	$4,394	$2,077	$14,393	$5,925

In order to assist readers of our consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other non-recurring items, providing useful comparisons versus prior periods or forecasts. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of revenue. We believe adjusted net income provides additional means of evaluating period-over-period operating performance by eliminating certain non-cash expenses and other items that might otherwise make comparisons of our ongoing business with prior periods more difficult and obscure trends in ongoing operations. Adjusted net income is a non-GAAP financial measure equal to net income (loss), excluding share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, and discrete tax items, and including the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. Our adjusted gross profit is calculated by using revenue, less cost of revenue (exclusive of depreciation and amortization). We believe adjusted gross profit provides useful information to our investors by eliminating the impact of non-cash depreciation and amortization, and specifically the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue. We believe FCF is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business. FCF is a measure used by management to understand and evaluate the business’s operating performance and trends over time. FCF is calculated by using net cash provided by operating activities, less purchase of property and equipment and capitalized costs included in intangible assets.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with US GAAP. In addition, FCF is not intended to represent our residual cash flow available for discretionary expenses and is not necessarily a measure of our ability to fund our cash needs. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts. We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q1'23	Q2'23	Q3'23	Q4'23	Q1'24	Q2'24	Q3'24	Q4'24
Customer metrics
IDI - billable customers(1)	7,256	7,497	7,769	7,875	8,241	8,477	8,743	8,926
FOREWARN - users(2)	131,348	146,537	168,356	185,380	236,639	263,876	284,967	303,418
Revenue metrics
Contractual revenue %(3)	75%	79%	79%	82%	78%	74%	77%	77%
Gross revenue retention %(4)	94%	94%	94%	92%	93%	94%	94%	96%
Other metrics
Employees - sales and marketing	61	63	65	71	76	86	93	95
Employees - support	10	9	9	9	10	10	11	11
Employees - infrastructure	27	26	27	27	29	27	29	28
Employees - engineering	47	47	47	51	51	56	58	57
Employees - administration	25	25	25	25	25	25	26	25

(1) We define a billable customer of IDI as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2) We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.

(3) Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4) Gross revenue retention is defined as the revenue retained from existing customers, net of reinstated revenue, and excluding expansion revenue. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Gross revenue retention percentage is calculated on a trailing twelve-month basis. The numerator of which is revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period, with the quotient subtracted from one. Our gross revenue retention calculation excludes revenue from idiVERIFIED, which is purely transactional and currently represents less than 3% of total revenue.